Exhibit 2.2

EXECUTION VERSION

TRANSFER AGREEMENT

THIS TRANSFER AGREEMENT (“Agreement”), dated as of January 13, 2021, by and among Golar LNG Limited, a Bermuda exempted company (“Seller”), Golar GP LLC, a Marshall Islands limited liability company (the “Company”), and NFE International Holdings Limited, a private limited company incorporated under the laws of England and Wales, United Kingdom (“Purchaser”).

W I T N E S S E T H

WHEREAS, Seller is the owner of 100% of the limited liability company membership interests in the Company, including all rights and obligations relating thereto and all economic and capital interest therein;

WHEREAS, Purchaser and the Company have entered into that certain Agreement and Plan of Merger, dated as of January 13, 2021 (the “Merger Agreement”), by and among Golar LNG Partners LP, a Marshall Islands limited partnership, the Company, New Fortress Energy Inc., a Delaware corporation (“Parent”), Lobos Acquisition LLC, a Marshall Islands limited liability company, and Purchaser;

WHEREAS, Purchaser and Seller desire that, concurrently with the closing of the transactions contemplated by the Merger Agreement, Seller sell, assign and convey to Purchaser, and Purchaser purchase and accept from Seller, 100% of the limited liability company membership interests in the Company (the “Membership Interests”), free and clear of all Liens and on the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, the parties intend that, concurrently with the Closing (as defined below), the parties to the Merger Agreement will consummate the Merger;

WHEREAS, concurrently with the Closing, Seller and Purchaser will enter into an Omnibus Agreement substantially on the terms as contemplated by Section 4.4 of this Agreement (the “Omnibus Agreement”);

WHEREAS, concurrently with the Closing, Seller and Purchaser will enter into a Tax Indemnity Agreement substantially on the terms as contemplated by Section 4.5 of this Agreement (the “Tax Indemnity Agreement”); and

WHEREAS, any capitalized term used but not defined herein shall have the respective meanings ascribed to such term in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I

THE PURCHASE AND TRANSFER OF MEMBERSHIP INTERESTS

Section 1.1          Purchase and Sale of Membership Interests. On the terms and conditions hereinafter set forth, effective at the Closing (as defined below), Seller hereby agrees to sell, assign and convey to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, all of Seller’s right, title and interest in and to the Membership Interests, free and clear of any Liens.

Section 1.2          Closing. The closing of the transaction described herein (the “Closing”) shall occur concurrently with the closing of the transactions contemplated by the Merger Agreement on the Closing Date.

Section 1.3          Purchase Price. The purchase price for the Membership Interests shall be $5,099,188 (the “Purchase Price”)  On the Closing Date, Purchaser shall pay to Seller the Purchase Price as follows: At the Closing, Purchaser shall deposit, or cause to be deposited, an amount equal to the Purchase Price in immediately available funds into an account designated by Seller at least two Business Days prior to the Closing.

Section 1.4          Deliverables on the Closing Date.

(a)          At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(i)    an Assignment and Assumption Agreement in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”), duly executed by Seller and acknowledged, pursuant to which Seller shall transfer to Purchaser all of Seller’s right, title and interest in and to the Membership Interests, free and clear of any Liens, and Purchaser shall assume all of the obligations of Seller under the Company’s Limited Liability Company Agreement with respect to the Membership Interests;

(ii)   the Omnibus Agreement, duly executed by Seller;

(iii)  the Tax Indemnity Agreement, duly executed by Seller; and

(iv)  such other documents and instruments reasonably required by Purchaser to effect the transfer of the Membership Interests pursuant to this Agreement.

(b)          At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(i)     a counterpart signature page to the Assignment and Assumption Agreement, duly executed by Purchaser;

(ii)   a counterpart signature page to the Omnibus Agreement, duly executed by Purchaser;

(iii)  a counterpart signature page to the Tax Indemnity Agreement, duly executed by Purchaser;

(iv)  such other documents and instruments reasonably required by Seller to effect the transfer of the Membership Interests pursuant to this Agreement.

Section 1.5          Withholding Taxes. Purchaser and its Affiliates shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable to Seller or any of its Affiliates pursuant to this Agreement, any amounts that would be required to be deducted and withheld under applicable Laws in respect of Taxes.  To the extent such amounts are so deducted or withheld and timely paid over to the applicable Governmental Authority or other applicable Person in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.  Purchaser and Seller shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, in order to reduce or eliminate any amounts that would be required to be deducted and withheld on payments made pursuant to this Agreement under applicable Laws in respect of Taxes.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Seller and the Company jointly and severally represent and warrant to Purchaser, except as set forth in the disclosure schedule delivered by the Seller on the date of this Agreement (the “Seller Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Seller Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection):

Section 2.1          Organization.

(a)          Seller is a Bermuda exempted company duly organized, validly existing and in good standing under the Laws of Bermuda. Seller has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except (other than with respect to the due incorporation and valid existence of Seller) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          The Company is a Marshall Islands limited liability company duly organized, validly existing and in good standing under the Laws of the Republic of the Marshall Islands. The Company has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except (other than with respect to the due incorporation and valid existence of Seller) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller has provided to Purchaser a true and complete copy of the Company’s certificate of formation and limited liability company agreement (the “Company Organizational Documents”). The Company is not in violation of the Company Organizational Documents.

Section 2.2          Capitalization of the Company

(a)         The Membership Interests constitute all of the issued and outstanding equity securities of or in the Company. Seller holds record and beneficial ownership of 100% of the Membership Interests, free and clear of any and all Liens. Upon transfer of the Membership Interests to Purchaser, Purchaser will hold record and beneficial ownership of 100% of the Membership Interests free and clear of all Liens. The Membership Interests were duly authorized and validly issued, and are fully paid and non-assessable. No equity security (except for the Membership Interests) of or in the General Partner has ever been issued.

(b)      Except for this Agreement and the Limited Liability Company Agreement of the Company, dated September 24, 2007, together with all amendments thereto (the “GP LLC Agreement”), there are no outstanding Contracts or obligations binding on the Company or any security holders of the Company with respect to the equity securities of or in the Company, including any Contract (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring any registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any such equity security.

(c)       None of Seller or any of its Affiliates has entered into any Contract obligating the Company to issue, sell or dispose of any equity security of any Person.

Section 2.3          Authority; Noncontravention.

(a)          Each of Seller and the Company has all necessary power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance by Seller and the Company of this Agreement (the “Transaction”), have been duly and unanimously authorized and approved by the Board of Directors of each of Seller and the Company and no other corporate action on the part of each of Seller or the Company is necessary to authorize the execution, delivery and performance by Seller or the Company of this Agreement and the consummation by Seller or the Company of the Transaction. This Agreement has been duly executed and delivered by each of Seller and the Company and, assuming due authorization, execution and delivery hereof by Purchaser, constitutes a legal, valid and binding obligation of each of Seller and the Company, enforceable against each of Seller and the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of each of Seller and the Company has unanimously (i) determined that this Agreement, on the terms and subject to the conditions set forth herein, is in the best interests of, Seller, the Company and their respective shareholders or members, respectively, and (ii) adopted resolutions that have approved this Agreement, and such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(b)          The execution and delivery by each of Seller and the Company of this Agreement or any other documents required hereunder to be executed and delivered by Seller or the Company pursuant to this Agreement, and the consummation by Seller or the Company of the Transaction, will not (i) conflict with, violate or result in a default under each of Seller’s memorandum of association and bye-laws or the Company Organizational Documents, (ii) conflict with or result in a breach, default or violation of, or require a consent under, any Law, order, Contract, document or Permit to which Seller or the Company is a party or to which Seller or the Company assets are subject, or (iii) require Seller or the Company to obtain or make any consent from or with any Person, except, in the case of clause (i) through (iii), as would not reasonably be expected to have a Material Adverse Effect.

(c)          Each of Seller and the Company has all requisite power and authority and has taken all necessary action in order to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Seller and the Company and the performance of the Transaction by each of Seller and the Company has been duly authorized and approved by all necessary corporate or limited liability company action, respectively.

(d)       This Agreement has been duly executed and delivered by each of Seller and the Company and constitutes the legal, valid and binding obligation of Seller and the Company, enforceable against each of Seller and the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(e)          At the Closing, each of the Omnibus Agreement and the Tax Indemnity Agreement will have been duly authorized, executed and delivered and, assuming due authorization, execution and delivery of such documents by any other parties thereto, will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 2.4          Ownership of General Partner Interests. The Company owns, directly, beneficially and of record all of the outstanding general partnership interests in the Partnership, free and clear of all Liens.

Section 2.5          Business of General Partner. The Company’s sole business activities have been and are (a) to act as the general partner of the Partnership and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (b) to acquire, own or dispose of debt or equity securities in the Partnership. The Company does not hold any assets or liabilities other than those related to its ownership interest in the Partnership and activities related to its serving as general partner of the Partnership.

Section 2.6          Tax Matters.

(a)          The Company has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by it.  All such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects, and all material Taxes owed by the Company that are due (whether or not shown on any Tax Return) (i) have been duly and timely paid or (ii) are being contested in good faith by appropriate Proceedings and have been adequately reserved against in accordance with GAAP.

(b)          The Company has not received written notice of any audits, examinations, investigations, claims or other Proceedings in respect of any Taxes or Tax Returns of the Company and there are no audits, examinations, investigations, claims or other Proceedings pending, proposed (tentatively or definitely), asserted, or threatened in writing with respect to any material Taxes payable by or with respect to the Company.

(c)          There are no Liens for Taxes on any of the assets of the Company other than Permitted Encumbrances.

(d)          No deficiency for any material Tax has been proposed, threatened, asserted or assessed by any Governmental Authority in writing against the Company, except for deficiencies that have been satisfied by payment in full, settled or withdrawn.

(e)          The Company has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to an assessment or deficiency for material Taxes (other than any waivers or extensions that are no longer in effect or any extensions of time to file Tax Returns obtained in the Ordinary Course), and no request for such extension or waiver is pending.

(f)          The Company has not participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2) or comparable provision of any other applicable Tax Law.

(g)          The Company is not a party to a Tax allocation, sharing, indemnity or similar agreement (other than agreements entered into in the Ordinary Course the principal purpose of which is not the allocation or indemnification of Taxes).

(h)          The Company (i) has not granted any power of attorney that will remain in force after the Closing with respect to any matters relating to any Taxes, (ii) has not applied for a ruling from a taxing authority relating to any material Taxes or has proposed to enter into an agreement with a taxing authority relating to any material Taxes, in each case, that is pending, and (iii) has not entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or been issued any private letter rulings, technical advance memoranda or similar agreement or rulings by any taxing authority relating to material Taxes that is in effect or will be in effect after the Closing.

(i)          The Company has never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return.  The Company does not have any liability for any Taxes of any Person (other than the Partnership or its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. law, or as a transferee or successor.

(j)          No claim in writing has been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction.

(k)         Within the past sixty (60) months, no election has been made under U.S. Treasury Regulation Section 301.7701-3 to change the Company’s entity classification for U.S. federal income tax purposes.

(l)          For purposes of this Agreement, (i) “Tax” means all federal, national, provincial, state or local taxes, charges, fees, levies, duties, tariffs, imposts, or other similar assessments or liabilities in the nature of taxes, including gross income, net income, capital gains, gross receipts, estate, branch profits, estimated, alternative or minimum, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, stamp, registration, recording, documentary, customs, import, export, services, withholding, employment, unemployment, severance, social security, disability, national health insurance, payroll and franchise taxes imposed by a Governmental Authority, together with any interest, penalties, assessments or additions to tax, whether disputed or not, imposed by any Governmental Authority; and (ii) “Tax Returns” means all reports, returns, forms, declarations, statements or other information, including any supplement, schedule or attachment thereto and any amendment thereof, supplied to or required to be supplied to a Governmental Authority in connection with the determination, assessment, administration, or collection of Taxes or enforcement of any Laws related to Taxes.

Section 2.7          No Other Representations and Warranties. Except for the representations and warranties made by Seller and the Company in this Article II or in the Merger Agreement, neither Seller nor the Company nor any other Person makes any other express or implied representation or warranty with respect to Seller or its businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Purchaser or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Purchaser acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in the Merger Agreement and each of the Seller and the Company in this Article II, neither Seller nor the Company nor any other Person makes or has made any express or implied representation or warranty to the Purchaser or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Seller of the Company or their respective businesses or (b) any oral or written information presented to the Purchaser or any of its Representatives in the course of their due diligence investigation of Seller and the Company, the negotiation of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller and the Company that, except as set forth in the disclosure schedule delivered by Purchaser to Seller and the Company on the date of this Agreement (the “Purchaser Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Purchaser Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection):

Section 3.1          Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of England. Purchaser has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except (other than with respect to the due organization and valid existence of Purchaser) as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 3.2          Authority; Noncontravention.

(a)          Purchaser has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the Transaction, have been duly and unanimously authorized and approved by the Board of Directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the Transaction. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof by the Seller and the Company, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of Purchaser has unanimously (i) determined that this Agreement, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, Purchaser and its shareholders and (ii) adopted resolutions that have approved this Agreement, and such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(b)          The execution and delivery by Purchaser of this Agreement or any other documents required hereunder to be executed and delivered by Purchaser pursuant to this Agreement, and the consummation by Purchaser of the Transaction, will not (i) conflict with, violate or result in a default under the certificate of incorporation or bylaws of Purchaser, (ii) conflict with or result in a breach, default or violation of, or require a consent under, any Law, Order, Contract, document or Permit to which Purchaser is a party or to which the Purchaser assets are subject, or (iii) require Purchaser to obtain or make any Consent from or with any Person, except, in the case of clause (i) through (iii), as would not reasonably be expected to have a Purchaser Material Adverse Effect.

(c)          Purchaser has all requisite power and authority and has taken all necessary action in order to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Purchaser and the performance of the Transaction by Purchaser has been duly authorized and approved by all necessary corporate action.

(d)          This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(e)          At the Closing, each of the Omnibus Agreement and the Tax Indemnity Agreement will have been duly authorized, executed and delivered and, assuming due authorization, execution and delivery of such documents by any other parties thereto, will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 3.3          Sufficient Funds Purchaser will have available to it at the Closing sufficient funds for the satisfaction of all of Purchaser’s obligations under this Agreement, including the payment of Purchase Price and all related fees and expenses required to be paid by Purchaser pursuant to the terms of this Agreement.

Section 3.4          No Other Representations or Warranties. Except for the representations and warranties made by Purchaser in this Article III, Purchaser nor any other Person makes any other express or implied representation or warranty with respect to Purchaser or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Seller and the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Seller and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by Purchaser in the Merger Agreement and this Article III, neither Purchaser nor any other Person makes or has made any express or implied representation or warranty to Seller or the Company or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Purchaser or any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to Seller or the Company or any of its Representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or the course of the Transaction.

ARTICLE IV

ADDITIONAL COVENANTS AND AGREEMENTS

Section 4.1          Conduct of Business of Seller and the Company. Except (i) as expressly provided by this Agreement, (ii) as set forth in Section 4.1 of the Seller Disclosure Schedule, (iii) for Seller acting in accordance with its rights expressly set forth in the GP LLC Agreement or Partnership Agreement, or (iv) as expressly consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing, Seller and the Company shall use commercially reasonable efforts to, (A) conduct the Company’s business in the Ordinary Course in all material respects, (B) preserve the Company’s assets, and (C) maintain the goodwill and reputation of the Company’s businesses in all material respects.

Section 4.2          Third-Party Consents. Each of Seller and the Company shall use its, and shall cause their respective Subsidiaries to use their, reasonable best efforts, to give and obtain (as the case may be) as promptly as practicable prior to the Closing all notices, acknowledgments, waivers and consents that are necessary or advisable to be obtained in order to consummate the Transaction contemplated by the Merger Agreement and this Agreement.

Section 4.3          Restricted Actions of the Company. From and after the date of this Agreement until the day immediately following the Closing Date, the Company shall not take any actions that would be restricted under Section 5.01 of the Merger Agreement with respect to the Partnership under the Merger Agreement, to the same extent as if such restrictions applicable to the Partnership under the Merger Agreement applied to the Company.

Section 4.4          Omnibus Agreement. At or prior to the Closing, each of Seller and Purchaser shall execute and deliver the Omnibus Agreement, substantially in the form set forth in Exhibit B hereto.

Section 4.5          Tax Indemnity Agreement. At or prior to the Closing, each of Seller and Purchaser shall execute and deliver the Tax Indemnity Agreement, substantially in the form set forth in Exhibit C hereto.

Section 4.6          Affiliate Agreements. All agreements set forth on Section 4.6 of the Seller Disclosure Schedule shall be terminated at or prior to the Closing without further liability to Purchaser, General Partner, Parent or any of Parent’s Subsidiaries.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1        Purchaser’s Obligations. The obligation of Purchaser to acquire the Membership Interests is subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

(a)         The representations and warranties of Seller and the Company (i) set forth in Section 2.3(d) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) set forth in Section 2.2 and Section 2.4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those Sections specifically identified in clause (i) or (ii) of this Section 5.1(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Seller and the Company shall have performed or complied in all material respects with their respective obligations required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)        Seller shall have delivered to Purchaser each of the deliverables set forth in Section 1.4(a).

(d)        All of the conditions of the Partnership’s obligation to close the Merger set forth in Section 6.01 and Section 6.03 of the Merger Agreement shall have been satisfied or waived.

Section 5.2          Seller’s Obligations. The obligation of Seller to sell the Membership Interests is subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

(a)         The representations and warranties of Purchaser (i) set forth in Section 3.2(d) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) set forth in this Agreement, other than the Section specifically identified in clause (i) of this Section 5.2(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Purchaser Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be true and correct (disregarding all qualifications or limitations as to “materiality”, “Purchaser Material Adverse Effect” and words of similar import set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b)         Purchaser shall have performed or complied in all material respects with its obligations required to be performed or complied by it under this Agreement at or prior to the Closing.

(c)       Purchaser shall have delivered to Seller each of the deliverables set forth in Section 1.4(b).

(d)         All of the conditions of Purchaser’s obligation to close the Merger set  forth in Section 6.01 and Section 6.02 of the Merger Agreement shall have been satisfied or waived.

ARTICLE VI

MISCELLANEOUS

Section 6.1          No Survival. No representations, warranties, covenants or agreements in this Agreement shall survive the Closing; provided, however, nothing herein shall relieve any party from liability for any Willful Breach by such party of any provision of this Agreement or actual fraud by such party (which shall not include constructive fraud or similar claims).

Section 6.2          Amendment or Supplement. At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto, by action taken by their respective Boards of Directors.

Section 6.3          Extension of Time, Waiver, Etc. At any time prior to the Closing, Purchaser and the Seller may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by Seller or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 6.4          Assignment.

(a)          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, Purchaser may assign all or any of its rights and obligations hereunder to any Affiliate so long as such assignment in no way causes a material delay or materially impairs the ability of Purchaser to consummate this Agreement.

(b)          No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to clause (a) above and the first section of this clause (b), this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 6.4 shall be null and void.

Section 6.5          Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 6.6       Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Merger Agreement, the GP LLC Agreement, the exhibits attached hereto and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 6.3 without notice or liability to any other Person. Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 6.7          Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Delaware.

Section 6.8      Specific Performance. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transaction and without that right, neither Seller nor Purchaser would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.8 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 6.9         WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.9.

Section 6.10     Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

Section 6.11         Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed by email), emailed (which is confirmed by facsimile) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Purchaser:

New Fortress Energy Inc.
111 W. 19th Street, 8th Floor
New York, New York 10011

Attn:	Cameron D. MacDougall
Email:	cmacdougall@fortress.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001

Attention:	Joseph A. Coco
Facsimile:	212-735-2000
Email:	joseph.coco@skadden.com

Attention:	Thomas W. Greenberg
Facsimile:	212-735-2000
Email:	thomas.greenberg@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana St., Suite 6800
Houston, TX 77002

Attention:	Eric C. Otness
Facsimile:	713-483-9135
Email:	eric.ottness@skadden.com

If to the Seller, to:

Golar LNG Limited
2nd Floor, S.E. Pearman Building
9 Par-la-Ville Road
Hamilton HM 11, Bermuda
Attention:	Karl Staubo
Facsimile:	+44 (0)207 063 7901
Email:	karl.staubo@golar.com
GMLLegal@golar.com

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Attention:	Michael Swidler
Facsimile:	212-259-2511
Email:	michael.swidler@bakerbotts.com

Baker Botts L.L.P.
700 K Street, N.W.
Washington, DC 20001
Attention:	Catherine Gallagher
Email:	catherine.gallagher@bakerbotts.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 6.12        Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate to attempt to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transaction are fulfilled to the extent possible.

Section 6.13        Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, (i) all fees and expenses incurred by Purchaser in connection with this Agreement shall be paid by Purchaser and (ii) all fees and expenses incurred by the Seller or the Company in connection with this Agreement shall be paid by the Seller. All Transfer Taxes incurred in connection with the purchase and sale of the Membership Interests pursuant to by this Agreement shall be paid by Purchaser and, to the extent applicable prior to the Closing, the Company shall cooperate with Purchaser in preparing, executing and filing any applicable Tax Returns with respect to such Transfer Taxes.

Section 6.14          Material Adverse Effect. For the purposes of this Agreement:

(a)          “Material Adverse Effect” means (a) a material adverse effect on the ability of Seller, the Company or their respective Subsidiaries to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, or (b) any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, in the case of clause (b) any changes, effects, events or occurrences to the extent resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which the Company or its Subsidiaries operates; (ii) the announcement, pendency or consummation of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including the impact thereof on relationships with customers or employees); provided that this clause shall not apply to the representations and warranties set forth in Section 2.3(b); (iii) any change in the market price or trading volume of Common Units (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing), epidemics or pandemics (including COVID-19 and any COVID-19 Measures) or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to the Company or its Subsidiaries, GAAP or applicable accounting regulations or principles or the interpretation thereof; (vi) any Proceedings commenced by or involving any current or former member, partner or stockholder of the Company or its Subsidiaries (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any action taken by the Company or its Subsidiaries that is expressly required by the covenants set forth herein (other than Section 4.1) or at Purchaser’s express written request or with Purchaser’s written consent, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement and Purchaser did not consent to such action; and (ix) any action taken by Purchaser or any of its Affiliates (including termination by Purchaser or any of its Affiliates of any contract between such Person and the Company or any of its Subsidiaries); provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse effect of such changes, effects, events or occurrences shall be taken into account for the purpose of determining whether there has been or would reasonably be expected to be a Material Adverse Effect.

(b)          “Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser and its Subsidiaries to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

NFE INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Chistopher Guinta
Name: Chistopher Guinta
Title: Director

[Signature Page – Transfer Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GOLAR LNG LIMITED

By:	/s/ Karl Fredrik Staubo
Name: Karl Fredrik Staubo
Title: Authorized Signatory

[Signature Page – Transfer Agreement]

GOLAR GP LLC

By: GOLAR LNG LIMITED, as sole member

By:	/s/ Georgia Sousa
Name: Georgia Sousa
Title: Director

[Signature Page – Transfer Agreement]

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is made by and between Golar LNG Limited, a Bermuda exempted company (“Assignor”), and NFE International Holdings Limited, a private limited company incorporated under the laws of England and Wales, United Kingdom, (“Assignee”), effective as of [●], 2021 (the “Effective Date”).

WHEREAS, Assignor is the owner of 100% of the membership interests in Golar GP LLC, a Marshall Islands limited liability company (the “Company”), pursuant to the Limited Liability Company Agreement of the Company, effective as of September 24, 2007 (as the same may be amended from time to time, the “LLC Agreement”);

WHEREAS, Assignor and Assignee are parties to that certain Transfer Agreement among Assignor, the Company and Assignee (the “Transfer Agreement”), pursuant to which the Assignee is purchasing the Assigned Interests (as defined below) from Assignor;

WHEREAS, Golar LNG Partners LP, a Marshall Islands limited partnership, Lobos Acquisitions LLC, a Marshall Islands limited liability company, Assignor and the Assignee are parties to that certain Agreement and Plan of Merger dated as of January 13, 2021 (the “Merger Agreement”); and

WHEREAS, in connection with the Closing (as such term is defined in the Transfer Agreement), Assignor wishes to transfer to Assignee, and Assignee wishes to accept from Assignor, membership interests in the Company equal to 100% of the membership interests in the Company outstanding as of the Effective Date (the “Assigned Interests”), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Assignment. Assignor does hereby transfer, assign, convey and deliver to Assignee all of the Assigned Interests including, without limitation (a) the Assignor’s rights to receive profits, compensation, and other distributions from the Company attributable to the Assigned Interests which accrue after the date hereof, and (b) all of the rights, titles, interests and benefits of whatsoever kind or character now or thereafter accruing to the Assigned Interests, in each case free and clear of any Liens (collectively, the “Assignment”).

2.          Assumption. Assignee accepts such Assignment and agrees to be bound by the terms of the LLC Agreement.

3.          Consent to Assignment. The Assignor, as sole member of the Company on the Effective Date, hereby approves and consents to the Assignment and consents to the Assignee becoming a Member of the Company in the place and stead of Assignor with respect to the Assigned Interests as of the Effective Date for all purposes.

Exhibit A

4.          Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties, and their successors and permitted assigns, any right or remedies under or by reason of this Agreement.

5.          Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Delaware.

6.          Entire Agreement. This Agreement, the LLC Agreement, the Transfer Agreement, the Merger Agreement, the Confidentiality Agreement and the other documents and instruments referred to herein and therein, embody the entire agreement and understanding of the parties in respect of the subject matter contained herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

7.          Further Assurances. The parties agree to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement. Without limitation of the foregoing, Assignor agrees to execute, acknowledge and deliver to the Assignee all such other additional instruments, notices, and other documents and to do all to more fully and effectively grant, convey and assign to the Assignee the Assigned Interests conveyed hereby and intended so to be.

8.          Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered (including delivery by email) to the other party.

[Signature Page Follows]

Exhibit A

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

“Assignor”

GOLAR LNG LIMITED

By:
Title:

Exhibit A

“Assignee”

NFE INTERNATIONAL HOLDINGS LIMITED

By:
Title:

Exhibit A